                                                                      Exhibit 11


                        SOUTHDOWN, INC. AND SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
               (In millions, except per share amounts - Unaudited)



                                                   THREE MONTHS ENDED
                                                      MARCH 31,
                                                ---------------------
                                                   1999         1998
                                                --------     --------
Earnings for basic earnings per share           $   29.5     $   15.7
                                                ========     ========

Earnings for diluted earnings per share         $   29.5     $   15.7
                                                ========     ========

Average outstanding common shares for basic
   earnings per share                               38.7         38.0

  Other potentially dilutive securities:
   --   common stock equivalents from assumed
        exercise of stock options                    0.4          0.7
                                                --------     --------
  Total for diluted earnings per share              39.1         38.7
                                                --------     --------

Earnings per share:
   Basic                                        $   0.76     $   0.41
                                                ========     ========
   Diluted                                      $   0.75     $   0.41
                                                ========     ========